EXHIBIT 10.1

ROYALTY AND CONSULTING SERVICES AGREEMENT

This Royalty and Consulting Services Agreement (“Agreement”) is made effective as of December 28, 2014 (the “Effective Date”) by and between UNITED CANNABIS CORPORATION (“UCANN”), a Colorado corporation and FoxBarry Farms, LLC (“FoxBarry”), a Nevada LLC, UCANN and FoxBarry may be referred to herein collectively as the “Parties.” In consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    DEFINITIONS.  The following terms shall have the following definitions for the purposes of this Agreement.

1.1   Advertising Materials.  Any material, content, or documentation created with the intent of inducing the sale of Authorized Products.  All advertising materials shall comply with the Medical Marijuana Program Ordinances of the Acting Tribes (attached as schedules X, Y & Z).

1.2   Acting Tribe.  Shall mean that Tribal Reservation whose jurisdiction and laws shall apply.  The Parties recognize and agree that the scope of this agreement shall cover at least three different and separate Tribes and reservations.  The Medical Marijuana Program Ordinances of the Acting Tribe shall apply at each of the separate operations.

1.3   The Pinoleville Pomo Indian Medical Marijuana Program Ordinance shall govern and act as the laws, rules and regulations of the Initial Enterprise, and the Pinoleville Pomo Indian Reservation shall serve as the Initial Jurisdiction of the Enterprise.

1.4   Authorized Brand(s).  A UCANN proprietary product line, brand name, trademark, trade name, trade dress, and other actual or potential Intellectual Property associated with a particular segment or class of Authorized Products developed using UCANN Intellectual Property or confidential information.

1.5   Authorized Product(s).   A UCANN proprietary product developed using UCANN Intellectual Property or confidential information and made available for sale by FoxBarry under the terms of this Agreement.

1.6   Confidential Information.  All information in any and all media whether written, oral, visual, electronic or other tangible or intangible form disclosed by or on behalf of UCANN to FoxBarry consisting of (i) business, technical, financial or personal information, and/or (ii) proprietary technology that the FoxBarry should reasonably understand to be proprietary and confidential to UCANN, its affiliates or a third party.  Confidential Information need not be novel, unique, patentable, copyrightable or constitute a trade secret in order to be designated Confidential Information.  Confidential Information shall also be any information or communication which is expressly made confidential and any information or communication disclosed in furtherance of this Agreement that is intended to be confidential.

1.7  Consulting Services.  UCANN shall be required to provide all expert and operating information including, but not limited to the cultivation, harvesting, processing and sales of medical marijuana and medical marijuana infused products.  In addition, UCANN shall supply, or assist in the recognition and hiring of all personnel needed for the Enterprise.

1.8   Content.    Any text, material, handbook, manual, or other whether written or not otherwise transcribed recorded, whether electronic or print, describing UCANN Intellectual Property, its function, use, application, demonstrated results, or other aspects of such Intellectual Property.  All Content shall be treated under this Agreement in the same manner as Intellectual Property and/or Confidential Information.

1.9  Documentation.  Any text, material, handbook, manual, or other written or otherwise transcribed record, whether electronic or print, describing UCANN Intellectual Property, its function, use, application, demonstrated results, or other aspects of such Intellectual Property.  All Documentation shall be treated under this Agreement in the same manner as Intellectual Property and/or Confidential Information.

1.10  Enterprise.  Shall mean all aspects of the medical marijuana operations covered by this Agreement located in the State of California, which include, but are not limited to the cultivation, harvesting, extraction and production of medical marijuana and medical marijuana infused products.

1.11  Intellectual Property or “IP ”.  Shall mean all: state, federal, foreign and common law trademarks, service marks, trade dress, patents, copyrights, mask works,  processes, developments, Confidential Information, technology, Content, Documentation, brand names, designs, construction methods, processes, procedures, mixes, nutrients, techniques, know how, show how, inventions (whether or not patentable), creations (whether or not copyrightable) , including, without limitation, all applications for registration and/or issuance of same, all moral rights for the foregoing and all goodwill associated with the foregoing, belonging to UCANN including, without limitation, those items listed on Schedule E hereto.  Intellectual Property shall not include standard industry practices which an entity in the business shall not reasonably expect to know.

1.12  Manufacturer.  A UCANN approved third-party contracted by FoxBarry to produce, manufacture, or otherwise create certain pre-approved Authorized Products under the terms of this Agreement.  UCANN and FoxBarry shall jointly approve any Manufacturer in advance.

1.13  Gross Sales.  The sum of all sales of all Authorized Products.

1.14  Net Sales.    The amount of revenue from the Gross Sales after deducting allowable customer bulk discounts or returns for nonconformity.

1.15  Minimum Sales.  Minimum Sales shall mean the revenue derived from the Net Sales of ninety percent (90%) of all products produced in any given month by the Enterprise.

1.16  Maximum Sales.  Maximum sales shall mean the revenue derived from the Net Sales of one hundred percent (100%) of all products produced in any given month by the Enterprise.

1.17  Official Label.   UCANN has or shall develop an Official Label to demark UCANN- licensed products and services, which shall be printed and affixed to all Authorized Products, Packaging, and Advertising Materials.  Failure to mark or label any product or material will not affect whether the product or material is the protected Intellectual Property of UCANN.  The Official Label is set forth in Schedule A hereto.

1.18  Packaging.  Any container of any nature in which Authorized Products are placed prior to sale of any kind, whether wholesale or retail.  All packaging must conform to the Tribes Medical Marijuana Program Ordinance and the terms of this Agreement and shall bear the Official Label.

1.19  Proprietary Technology.  Any information or physical product related to the UCANN’s technical operations, cultivation or processing techniques, business processes and methods, Internet websites as such relates to its software applications, or other related technologies which relate to UCANN Intellectual Property, whether or not patentable, or subject to copyright, trade secret, or other intellectual property protection.

1.20  Regular Sales Price.  The price at which FoxBarry normally sells Authorized Products, whether at wholesale or retail, in an arm’s length transaction with third parties.  If historical sales prices of arm’s length transactions are not available, Regular Sales Price shall be determined by the Regular Sales Price of comparable goods produced by FoxBarry or licensed by UCANN to other Licensees in a State where such transactions take place.

1.21  Royalty Payments.  UCANN shall receive a monthly Royalty Payment equaling fifteen percent (15%) of Net Sales when Net Sales equal or exceed Minimum Sales.

1.22  Royalty Statement.  A monthly report of FoxBarry’s production, sales and revenue from operations subject to this Agreement.  The monthly Royalty Statement shall include detail regarding the quantity, description, and both Gross Sales and Net Sales of Authorized Products distributed and/or sold during the preceding month, listed (i) by Authorized Product, and (ii) by applicable Authorized Brand.  The monthly Royalty Statement shall include detail regarding customer bulk discounts or returns for nonconformity, as well as receipts of all revenue received by FoxBarry during the period.  Such report shall include any additional information kept in the normal course of business by FoxBarry, which is appropriate to enable an independent determination of the amount, due under this Agreement with respect to each Authorized Product.

1.23  Tribe.  Tribe shall meant to be the Pinoleville Pomo Nation of Indians, or such other Tribe that the FoxBarry shall enter into a Medical Marijuana Management agreement, located in the State of California.  Any agreements FoxBarry shall enter into agreement with other Tribes located outside the state of California shall be covered by another agreement between the Parties.

2.    LICENSE TO ACCESS AND USE OF INTELLECTUAL PROPERTY.  Subject to the terms and conditions of this Agreement, UCANN hereby grants FoxBarry a limited, non- transferrable, non-assignable license for FoxBarry to use the UCANN-owned Intellectual  Property described in Schedule E.  The use of UCANN’s Intellectual Property by FoxBarry shall be exclusively limited and restricted to FoxBarry’s own internal business purposes, and not for the use or benefit of any third party provided that FoxBarry shall use only such Intellectual Property of UCANN and shall not be the licensee or user of any other party’s Intellectual Property except that Intellectual Property owned by UCANN and licensed to FoxBarry by UCANN.  FoxBarry shall exercise such rights granted under this Agreement in accordance with all UCANN’s guidelines, policies, and requirements provided to FoxBarry, which shall be deemed part of this Agreement.  Nothing in this Agreement shall be deemed to prevent UCANN from licensing the Intellectual Property to third parties outside the State of California, even if such third parties are competitors to FoxBarry.

3.    OWNERSHIP OF IP.  During the term of the Agreement, FoxBarry shall use the IP in its medical marijuana business operations (and it its retail operations, when applicable), or otherwise use certain Documentation or Content provided by UCANN.  Notwithstanding the other provisions of this Agreement, FoxBarry agrees that UCANN solely owns all right, title, interest and control in and to the IP and all other rights related thereto, including without limitation all related UCANN-developed materials and associated UCANN Documentation and Content.  Documentation does not include any FoxBarry created content or materials developed completely independently of UCANN and that which is developed without using the IP.  All rights not expressly granted herein are reserved and retained by UCANN.  UCANN may choose to provide upgrades or enhancements to the IP to FoxBarry free of charge at its sole discretion.

4.    LIMITATION OF LICENSE: This license is subject to the following limitations and obligations, as well as other limitations and obligations set forth in the Agreement:

4.1   FoxBarry shall not use the IP for any purpose other than as authorized by this Agreement.  Any proposed additions or modifications to the IP or proposed new developments based on the IP shall be submitted in writing to UCANN as provided in Section 6.  Upon reasonable written notice to FoxBarry by UCANN, FoxBarry shall, at its own expense, immediately recall any unauthorized UCANN products from the marketplace, and destroy them or submit them to

UCANN, at UCANN’s option and at FoxBarry’s expense.

4.2   FoxBarry shall not use any brand names other than Authorized Brands in connection with the manufacture, advertising, distribution and sale of marijuana, marijuana-infused products, and other authorized products, services, and articles developed using the IP (“Authorized Products”) inside the jurisdiction covered by this agreement.  UCANN shall, at its sole discretion, have the right to remove or change any of the Authorized Brands and Authorized Products during the Term of this Agreement.

4.3   FoxBarry shall not contract with any third party for the production of Authorized Products without the consent of UCANN.  FoxBarry has no right in the IP other than as set forth in this Agreement and therefore any third party’s use of any aspect of UCANN ’s IP is strictly prohibited.

4.4   UCANN, in its sole discretion, may, upon advanced written application by FoxBarry and formal written approval by UCANN, permit third parties to produce or participate in the production of one or more Authorized Product, or any component thereof, on behalf of FoxBarry.  To make such application, FoxBarry must submit to UCANN the name, address, telephone number and principal contact of the proposed manufacturer.  UCANN must approve any manufacturer, and the manufacturer must enter into a separate agreement with UCANN to be prepared by UCANN, prior to use of the IP, Confidential Information, production of Authorized Products, or access to anything covered under this Agreement.

4.5   FoxBarry shall comply, and ensure that all Manufacturers comply, with all applicable labor laws.  FoxBarry is responsible for complying with all changes in labor code requirements.

4.6   The grant of License to FoxBarry pursuant to this License Agreement is exclusively limited to the current facility located in Mendocino County, California, and any such other facilities which shall be located in the State of California.  Neither Party may enter into any other agreement related to the production of marijuana or marijuana infused products in the state of California without the prior consent of the other Party.

4.7   The Parties agree that neither FoxBarry nor UCANN will enter into any similar Agreement with any third parties in California.

5.    PROTECTION OF IP.  The Parties agree to cooperate in the diligent protection of the Licensed IP.  FoxBarry hereby agrees to the following:

5.1

FoxBarry acknowledges the legal validity and commercial value of UCANN ’s IP, including all state and federal registrations that UCANN owns, obtains or acquires for its Authorized Brands and Authorized Products.   FoxBarry shall not, at any time, file any application for intellectual property protection with the United States Patent and Trademark Office, or with any other governmental entity for the IP, Authorized Brands, Authorized Products, or any other Intellectual Property owned by UCANN regardless of whether such IP is listed in this Agreement or any schedule hereto.  This shall extend to any related or substantially similar IP or any purported or proposed new IP that has been developed using UCANN’s IP licensed hereunder.  FoxBarry shall not use the Official Label, or any other existing and future UCANN trademark, or any similar mark as, or as part of, a trademark, service mark, trade name, fictitious name, company or corporate name anywhere.  Any such trademark or service mark registration obtained or applied for, or any similar mark, shall be immediately transferred to UCANN free of charge; and FoxBarry shall forfeit any and all receipts and/ or accounts receivable generated from the improper use of the IP to UCANN.

5.2   FoxBarry shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the United States Patent and Trademark Office, any application or registration of the Authorized Brands, Authorized Products, Official Label, or any other existing or future UCANN trademark.  FoxBarry shall not object to, or file any action or lawsuit because of, any use by UCANN of its Official Label or trademark for any goods or services, whether such use is by the UCANN directly or through licensees or other authorized users.

5.3   FoxBarry recognizes the great legal and commercial value of the goodwill associated with UCANN, its Authorized Products, Authorized Brands, Official Label, and trademarks and acknowledges that such goodwill belongs to UCANN, and that such goodwill has inherent and/or acquired value.  FoxBarry shall not, during the term of this Agreement or thereafter, dispute or contest the Intellectual Property rights of UCANN, nor shall FoxBarry ever dispute or contest the validity of this Agreement, or use the Official Label, any existing or future trademarks, or any similar mark in any manner other than as licensed hereunder.

5.4   FoxBarry agrees to assist UCANN in the protection of the UCANN’s rights in and to the IP and shall provide, evidence, documents, and testimony concerning the use by FoxBarry of the IP, which UCANN may request for use in obtaining, defending, or enforcing rights in the IP or related  application  or registration.   FoxBarry shall  notify  UCANN in  writing  of any infringements by others of UCANN’s rights to the IP of which FoxBarry is aware.  UCANN shall have the right to determine what action, if any, shall be taken by UCANN as a result of any such alleged infringements.  FoxBarry hereby agrees to fully cooperate with UCANN with respect to any action taken as a result of the alleged infringement.  FoxBarry shall not institute any suit or take any action as a result of any such alleged infringements without first obtaining the written authorization of UCANN.

5.5   Nothing in this Agreement gives FoxBarry any right, title, or interest in the IP except the right to use the IP in strict accordance with the terms of this Agreement.

5.6   The Parties acknowledges that its breach or threatened breach of this Agreement will result in immediate, irremediable, and irreparable damage to either party for which money damages alone may be inadequate to compensate.  Therefore, in the event of a breach or threatened breach of this Agreement by either Party, FoxBarry or UCANN may, in addition to other remedies, immediately obtain and enforce injunctive relief prohibiting the breach, continued breach or threatened breach or compelling specific performance of this Agreement.  In the event of any breach or threatened breach of this Agreement or infringement of any rights of either Party, the breaching party shall reimburse the other Party for their reasonable attorney’s fees and other expenses.

6.   TRIBAL JURISDICTION.  The Parties recognize that the Enterprise is under the jurisdiction and ownership of the Acting Tribe, and that FoxBarry is operating under the authority granted to it by the Acting Tribe.  At all times, FoxBarry shall protect the interest of UCANN and the proprietary nature and value of the Intellectual Property of UCANN.  The terms of this Agreement are subject to the Acting Tribe’s Medical Marijuana Operation Ordinance, or any other such set of tribal ordinance that the Parties may subsequently agree to in the State of California.  In the event that the Tribe shall enact laws or ordinances that the Parties agree may significantly hinder the Enterprise, the Parties agree that the terms of this Agreement may not be feasible, and will agree on the manner in which to move forward, which may include relocating operations.

7.    NON-COMPETE.  The Parties agree that this agreement is meant to be exclusive, and shall document the relationship of the parties in the State of California, and that UCANN shall not endeavor to participate in a venture with medical marijuana products in California with any other parties without the express written approval of FoxBarry, except as outlined in this section.  The Parties at all times will communicate related to the size and scope of the Enterprise.  FoxBarry shall be responsible for finding suitable Tribal partners and relationships and funding the necessary expansions to the Initial Enterprise as well as beyond to meet the demand for UCANN branded products in the State of California.  The Parties acknowledge that the required expansions to be funded by FoxBarry shall include an additional production facility in both central and southern California, as well as any expansion with may be required at the Initial Jurisdiction.  Upon written notification by UCANN, FoxBarry shall provide an executed agreement with an additional Tribe documenting terms similar to those of the Initial Jurisdiction and a timeframe to commence additional production and distribution of UCANN products.  The Parties shall agree on the size, scope and timeframe of all aspects relating to the expansion.  The timetable to commence additional production and distribution of UCANN products shall be within 120 days, or a time period agreed upon by the Parties.   If FoxBarry fails to meet the agreed upon size, scope and timeframe for the expansion of the project, including the 120 day timeframe, or such other timeframe as the Parties shall agree, UCANN shall have the option to seek other partners or tribes, provided that proper notifications have been provided.  In the event UCANN is required to find other partners in the state of California, this shall not diminish UCANNs consulting obligations in existing areas where FoxBarry and UCANN are working together, nor will it diminish UCANN’s rights to Royalty Payments.  Both Parties recognize that this agreement is currently only exclusive in the State of California, and that expansion into other states, and the use of any UCANN IP would require the execution of a new agreement covering that venue.   Neither Party shall be obligated to execute agreements in other jurisdictions, and the failure to execute an agreement in another jurisdiction shall have no bearing on the terms of this Agreement.

8.   PROCESS FOR AUTHORIZATION AND QUALITY CONTROL.  FoxBarry understands and agrees that it is an essential term of this Agreement for FoxBarry protect the standards, goodwill and good reputation of UCANN, and agrees as follows:

8.1   The Authorized Products, Packaging, associated Advertising Materials and designs containing UCANN IP shall be of high and consistent quality, subject to the prior written approval, continuing supervision and control of UCANN.  FoxBarry shall submit all Authorized Products, Packaging, Advertising Materials and/or designs containing UCANN IP to UCANN in a timely fashion to ensure that UCANN has adequate time to review such materials prior to the date of their proposed use by FoxBarry.  FoxBarry must receive prior written quality control approval from UCANN as provided herein.

8.2

Prior to the manufacture, use, distribution or sale of any Authorized Product, Packaging, Advertising Materials and/or designs containing the IP or developed with the use of the IP, FoxBarry shall submit to UCANN for approval, at least one sample of each proposed Authorized Product, Packaging, Advertising Materials and/or design for UCANN as the same would be manufactured, used, distributed or sold.  If UCANN approves in writing the proposed Authorized Product, Packaging, Advertising Materials and/or design, the same shall be accepted to serve as an example of quality for that Licensed Article, Packaging, Advertising Materials and/or design, and production quantities may be manufactured by FoxBarry in strict conformity with the approved sample.  All approvals provided herein are effective only for the Term or renewal period in which FoxBarry has submitted and UCANN has approved the Authorized Product, Packaging, Advertising Materials and/or designs, unless FoxBarry is otherwise notified in writing by UCANN.  FoxBarry shall not depart from the approved quality standards in any material respect without the prior written approval of UCANN.  Authorized Products, Packaging, Advertising Materials and/or designs not meeting those standards shall not be distributed or sold under any circumstances without UCANN’s prior written authorization.  UCANN has the sole right to place conditions on the approved quality sample, and to require FoxBarry to resubmit samples as often as necessary, in UCANN’s sole discretion, for the preservation of UCANN’s quality standards.

8.3  If UCANN notifies FoxBarry of any defect in any Authorized Product, Packaging, Advertising Materials and/or designs or of any deviation from the approved use of any of the IP, FoxBarry shall have fifteen (15) days from the date of notification from UCANN to correct every noted defect or deviation.  Defective Authorized Products, Packaging, Advertising Materials and/or designs in FoxBarry’s inventory shall not be used, distributed or sold and shall, upon request by UCANN, be immediately recalled from the marketplace and destroyed or submitted to UCANN, at UCANN’s option.  However, if it is procedurally and financially practical to correct all defects in the Authorized Products, Packaging, Advertising Materials and/or designs in FoxBarry’s inventory without compromise of the required quality and without interfering or adversely affecting UCANN’s goodwill, said items may be distributed or sold after all defects are  corrected to the satisfaction of UCANN, which shall be indicated in writing.  UCANN and/or its authorized representatives shall have the right at reasonable times to inspect FoxBarry’s facilities, dispensaries, plants, warehouses, storage facilities and all of FoxBarry’s locations.  FoxBarry shall comply with all applicable laws, regulations, standards and procedures relating or pertaining to the manufacture, use, advertising, distribution or sale of the Authorized Products.  Both before and after Authorized Products are put on the market,  FoxBarry shall follow reasonable and proper procedures for testing Authorized Products for compliance with laws, regulations, standards and procedures, and shall permit UCANN and/or its authorized representatives to inspect its retail, testing, manufacturing and quality control records, procedures and facilities and to test or sample Authorized Products for compliance with this Section.

9.   FOXBARRY’S REPRESENTATIONS AND WARRANTIES.  FoxBarry hereby represents and warrants that (i) this Agreement has been properly executed and delivered by an authorized FoxBarry representative and constitutes the legal, valid and binding obligation of FoxBarry which is fully enforceable against FoxBarry in accordance with its terms; and (ii) FoxBarry has the requisite authority to enter into this  Agreement and to carry out the transactions contemplated by this Agreement, and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by FoxBarry.

10.   UCANN’S REPRESENTATIONS AND WARRANTIES.  UCANN hereby represents and warrants that (i) this Agreement has been properly executed and delivered by an authorized UCANN representative and constitutes the legal, valid and binding obligation of UCANN which is fully enforceable against UCANN in accordance with its terms; (ii) UCANN has the requisite authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by UCANN; (iii) UCANN has all rights, titles, licenses, approvals necessary to grant FOXBARRY the rights granted herein; and (iv) the use of UCANN’s IP does not and will not infringe, violate or constitute a misappropriation of any patent, copyright, trademark, trade secret or other proprietary rights of any third party.

11.   INDEMNIFICATION BY UCANN.  UCANN will protect, defend, indemnify and hold FoxBarry and FoxBarry’s officers, directors, members employees, successors and assigns harmless (including, without limitation, from all damages, liabilities, settlements, and costs payable to a third party) from and against any and all liability, loss claim, action, demand and/or expense (including reasonable attorneys’ fees) made by third parties that the IP infringes, violates, and/or misappropriates any patent, copyright, trade secret, Intellectual Property rights, or other proprietary rights of any third party.  UCANN’s obligations hereunder do not apply with respect to infringement claims that arise as a result of (a) the combination of the IP with anything not provided to FoxBarry by UCANN; (b) modification of the IP by someone other than UCANN or an agent of UCANN (unless UCANN or an agent of UCANN has authorized such modification); (c) FoxBarry’s continued use of the IP after being notified that the IP may be infringing; (d) FoxBarry’s use of  the IP in a manner not permitted by this  Agreement. UCANN’s indemnity obligations hereunder are conditioned upon FoxBarry giving UCANN (i) prompt notification of any potential suit or claim; (ii) sole control of the defense and settlement of any suit or claim; and (iii) reasonable assistance, at UCANN’s request and expense, in the defense and settlement of any suit or claim(s).  If a conflict of interest exists vis-à-vis the interests of UCANN and FoxBarry, or if UCANN fails to diligently defend FoxBarry, FoxBarry shall be entitled to defend the claim with counsel of its own choosing at the expense of, for the account of, and at the risk of, UCANN.  In addition, FoxBarry can participate in the defense or settlement of any suit or claim(s) at FoxBarry’s sole cost and expense for reasonable out-of- pocket expenses.

12.    INDEMNIFICATION BY FOXBARRY.   FoxBarry will protect, defend, indemnify and hold UCANN and UCANN’s officers, directors, members employees, successors and assigns harmless (including, without limitation, from all damages, liabilities, settlements, and costs payable to a third party) from and against any and all liability, loss claim, action, demand and/or expense (including reasonable attorneys’ fees) made or threatened by third parties arising from or in relation to FoxBarry’s operations, sales, distribution or general business activities.  UCANN shall provide: (i) prompt notification of any potential suit or claim; and (ii) reasonable assistance, at FoxBarry’s request and expense, in the defense and settlement of any suit or claim(s).  If a conflict of interest exists vis-à-vis the interests of UCANN and FoxBarry, or if FoxBarry fails to diligently defend UCANN, UCANN shall be entitled to defend the suit or claim with counsel of its own choosing at the expense of, for the account of, and at the risk of, FoxBarry.  In addition, UCANN can participate in the defense or settlement of any suit or claim(s) at UCANN ’s sole cost and expense for reasonable out-of-pocket expenses.

13.    CONSULTING SERVICES TO BE PROVIDED BY UCANN.   UCANN shall perform Consulting Services related  to the cultivation, harvesting, sales,  extraction and formulation of medical marijuana products, which shall include, but are not limited to: (i) providing training for all employees and consultants of the Enterprise.  This training may occur onsite in California, or at such other locations as the Parties agree; (ii) sourcing of raw materials, equipment, state licensed medical marijuana patients and users, and other items necessary for use in the Enterprise; (iii) developing and utilizing a sales channel to ensure that the Minimum Sales level is met; (iv) providing expertise related to the engineering and design of the greenhouses and laboratories; and (v) assisting  FoxBarry with  establishing business plans and operating procedures best suited for the Enterprise.  The scope, terms and conditions applicable to Consulting Services, including fees, billing rates and payment terms, will be set forth in one or more separate Consulting Services agreements to be agreed to in writing by the Parties.

13.1  PAYMENT TO UCANN.  UCANN shall be entitled to the following payments: (i) Royalty Payments as described in Section 1.19 and 15 of this Agreement; (ii) UCANN shall be entitled to the reimbursement of mobilization expenses required by the Enterprise, including but not limited to all out of pocket expenses related to travel for the hiring and training of personal.  These mobilization expenses must be approved by FoxBarry prior to their incurrence.  The Parties shall develop a budget for these expenses as soon as possible after the execution of this Agreement; and (iii) UCANN shall be paid for Consulting Services rendered to the Enterprise by UCANN in accordance with one or more separate Consulting Services agreements and/or in accordance with the consulting rates set forth in Schedule E to this Agreement, (iv) UCANN shall be entitled to prepaid Royalty Payments in the amount of two hundred thousand dollars ($200,000).  This prepaid Royalty Payment shall be made within 5 days of the execution of this Agreement.  All of the payments above shall be made no later than with the next scheduled Royalty Payment, or sooner as the Parties may agree.

14.    CONFIDENTIAL INFORMATION.

14.1  Confidentiality.  All nonpublic technical or business information disclosed or otherwise made available by the Parties, including, without limitation, the terms of this  Agreement, products, services, tools, Intellectual Property, techniques, customers, customer lists and/or potential customers as well as Documentation and Content developed using UCANN’s IP shall be deemed “Confidential Information” (see definition in Section 1.5 above).  UCANN and FoxBarry shall each restrict disclosure of Confidential Information solely to its attorneys, principals, and employees with an actual and present need to know in order for the disclosing party fulfill its obligations under this Agreement.  In connection with the foregoing, the Parties shall each use a reasonable degree of care (but in no event less than the same degree of care it uses to protect its own proprietary information) to prevent the unauthorized use or disclosure of Confidential Information.  Furthermore, the Parties agree that this provision shall not affect the force or application of the other provisions of this Agreement that protect the Intellectual Property that is the subject of this Agreement.

14.2  Ownership.  Nothing contained in this Agreement shall be construed to grant any right, title or interest in or to any of Confidential Information.  Neither Party shall copy or otherwise reproduce, in whole or in part,  any Confidential Information without the prior written authorization of the other, except as may be reasonably necessary to fulfill the purposes of this Agreement.

14.3  Enforcement.  The Parties agree that its breach of this Section would leave the other Party without an adequate remedy at law, and that the other Party will be entitled to seek an injunction against such breach, in addition to all other remedies available to such party.  Notwithstanding anything to the contrary, it shall not be a breach of this Section for a party to disclose the existence or terms of this Agreement in order to enforce the terms hereof.

14.4  Return/Destroy Obligation.  Upon the termination or expiration of this Agreement, both Parties will promptly return all tangible copies of any Confidential Information.  The restrictions of this Section shall survive the expiration or termination of this Agreement for any Confidential Information that cannot be so returned and/or destroyed.

15.    FEES AND PAYMENT.  FoxBarry shall timely pay UCANN all royalties and other fees due in connection with this Agreement.

15.1  Royalties.  The Royalty Rate and Basis: In return for access to and use of the IP and UCANN expertise and personnel, FoxBarry shall pay to UCANN a Royalty Payment of fifteen percent (15%) of Net Sales as defined in Section 1.13 when Net Sales equal or exceed Minimum Sales as defined in Section 1.14 above, of all Authorized Products sold during the Term of this Agreement and any renewal, and during any period allowed pursuant to Section 23.

(a)   Determination.  For purposes of determining the Royalty Payments, Net Sales shall be deemed to have been made when Authorized Products are billed, invoiced, shipped, or paid for, whichever occurs first.  Net Sales shall be determined based on the calculation of amounts billed, invoiced, shipped, or paid for, whichever occurs first by the close of the month, less any reductions for allowable customer bulk discounts or returns for nonconformity during that month.

(b)   Regular Sales Price.  Royalty Payments shall be paid by FoxBarry to UCANN on all Authorized Products distributed or sold by FoxBarry even if not billed or billed at less than the Regular Sales Price for such Authorized Products, and payment shall be computed based upon the Net Sales for such Authorized Products distributed or sold by FoxBarry.  If Regular Sales pricing is not available, the Parties shall agree upon the price by which products should be sold, based on prevailing market conditions.

(c)   Reduction of Royalties.  FoxBarry shall pay to UCANN a Royalty Payment of fifteen percent (15%) of Net Sales as defined in Section 1.13 when Net Sales equal or exceed Minimum Sales as defined in Section 1.14 above.  In the event that monthly Net Sales are less than Minimum Sales, Royalty Payments shall be reduced and calculated as follows:

(i)    The 15% royalty rate shall be reduced as follows: Net Sales for the month divided by Maximum Sales for the month multiplied by the base royalty rate of 15% equals reduced royalty rate.

(ii)    FoxBarry shall pay UCANN a Royalty Payment equal to the reduced royalty rate times Net Sales in those months where Net Sales fall below Minimum Sales.

(iii)    By way of example, if monthly Maximum Sales were $100 and Net Sales were

20% less or $80, for that month, then the royalty rate would be reduced to 80% (80/100)

of 15% or 12.0% for that month.

(d)   Delivery of Payment.  Royalty Payments shall be delivered by FoxBarry to UCANN in negotiable United States currency, check or wire transfer at UCANN ’s business address at:

Attention: United Cannabis Corp.

1600 Broadway

Suite 1600

Denver, CO 80202

or at such other location as UCANN may, from time to time, designate in writing and with advanced notice to FoxBarry.

15.2  Royalty Statement.

(e)   On or before the twentieth (20th) day of each month, FoxBarry shall submit to UCANN, in a format provided or approved by UCANN, a full and complete Royalty Statement, certified by the Manager of FoxBarry to be true and accurate, showing, for both production and distribution, the itemized quantity, description, Gross Sales, Net Sales, deductions, customer bulk discounts, or returns for nonconformity of the Authorized Products distributed and/or sold during the preceding month, listed (i) by Authorized Product, and (ii) by applicable Authorized Brand.  Such report shall include any additional information kept in the normal course of business by FoxBarry, which is appropriate to enable an independent determination of the amount, due hereunder with respect to each Authorized Product.  All Royalty Payments then due to UCANN shall be made simultaneously with the submission of the statements.  If no sales were made during any reporting period for Authorized Products, FoxBarry shall provide UCANN a written statement to that effect as part of the report.

(f)   UCANN’s receipt, acceptance, deposit or negotiation of any Royalty Statements or Royalty Payments shall be without prejudice to UCANN to audit, examine, or otherwise question the adequacy and correctness thereof at any time.  Additionally the receipt, acceptance, deposit or negotiation of any Royalty Statements or Royalty Payments shall not be deemed a waiver of any past due amounts, nor a waiver of any other right under this Agreement.  Upon discovery of any verifiable inconsistency or mistake in such statements or payments, FoxBarry shall immediately rectify such inconsistency or mistake.

(g)   FoxBarry shall, unless otherwise directed in writing by UCANN, send all payments and statements to UCANN or transmit the same via electronic format approved by UCANN at the address in 15.1 (b) above.

15.3  FoxBarry will be responsible for withholding, filing, and reporting all taxes, duties and other governmental assessments associated with FoxBarry’s activity.

15.4  FoxBarry and UCANN agree to a $200,000 prepayment of Royalty fees.  This fee’s purpose is to provide a good faith payment to UCANN.  Future Royalty Payments shall be reduced by the amount of this prepayment.  This payment shall be made within 5 days of the execution of this Agreement.  The Parties agree that they shall endeavor to negotiate and execute this Agreement in such a timely manner so that the prepayment can be made before December 31, 2014.

16.    DEFAULT, CORRECTIVE ACTION, AND TERMINATION.

16.1  Default and Corrective Action.  The failure of either Party to fully comply with each provision of the Agreement, including but not limited either Party’s failure to perform as required or breach of any provision, shall be deemed a default under the Agreement.  Upon default, either Party may require the other Party to take action to correct such default.  In the event that a Party is required to take corrective action, the non-breaching party shall determine the corrective action that the breaching Party will be required to take for such failure to perform or breach commensurate with the scope and history of past performance.  Either Party shall have the right to cure any breach of this agreement.  All breaches in the agreement must be cured within 60 days of receipt of written notice, or such other time frame as the parties agree.

16.2  Termination.  In the event that either party fails to cure the breach or default of this agreement, either party shall have the right to terminate this Agreement upon written notice with cause.  This termination shall be without prejudice to any other rights whether under the provisions of this Agreement, in law, in equity or otherwise.  The entire unpaid balance of all Royalty Payments and other amounts owing and due under this Agreement shall immediately become due and payable upon termination.

17.    EFFECT OF TERMINATION; DISPOSAL OF INVENTORY.

17.1  Effect of Expiration or Termination: After expiration or termination of this Agreement, FoxBarry shall immediately discontinue the manufacture, advertising, use, distribution and sale of all Authorized Products, Packaging and Advertising Materials, the use of all IP, Authorized Products, Authorized Brands, the Official Label, trademarks, and all similar marks, except as provided in Section 17.2, or unless expressly authorized in writing by UCANN.

17.2  Disposal of Inventory.  After expiration or termination of this Agreement for any reason, FoxBarry shall have no further right to manufacture, advertise, use, distribute or sell Authorized Products, Packaging or Advertising Materials utilizing the Official Label, Authorized Products, Authorized Brands, or any trademarks associated therewith, but may continue to distribute its remaining inventory of Authorized Products in existence at the time of expiration or termination for a period of sixty (60) days; provided, however, that FoxBarry has delivered all Royalty Statements and Royalty Payments then due, that during the disposal period FoxBarry shall deliver all Royalty Statements and Royalty Payments due in accordance with Section 13.2, that Authorized Products are sold at FoxBarry’s Regular Sales Price, and that FoxBarry shall comply with all other terms and conditions of this Agreement.  Notwithstanding the foregoing, FoxBarry shall not manufacture, advertise, use, distribute or sell any Authorized Products, Packaging or Advertising Materials after the expiration or termination of this  Agreement because of: (i) departure of FoxBarry from the quality and style approved by UCANN under this Agreement, (ii) failure of FoxBarry to obtain product or design approval, or (iii) a default under Section 14.

18.   RELATIONSHIP OF THE PARTIES.  UCANN and FoxBarry acknowledge that in fulfilling the obligations under this Agreement, UCANN and FoxBarry are purely contracting parties and neither is the principal or agent, parent or subsidiary, master or servant, or employer or employee of the other.  Neither UCANN nor FoxBarry has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other unless otherwise expressly agreed to in writing signed by both Parties.  Nothing contained in the Agreement is intended to give rise to a partnership, joint venture, or employment relationship between the Parties or to impose upon the Parties any of the duties or responsibilities of partners, joint venturers, or employer-employee.  Except to the extent so authorized in writing,  FoxBarry agrees to indicate to any third party vendor or customer who is or may be doing business with UCANN, as appropriate, that FoxBarry has no authority to bind UCANN.  Employees, agents or other persons furnished by UCANN shall be solely the employees or agents of UCANN and shall be under the sole and exclusive direction and control of UCANN.  The Parties understand and agree, for purposes of any federal, state, or local law, that neither UCANN nor any of its agents or employees will be treated as agents or employees of FoxBarry with respect to the Agreement and that UCANN has sole responsibility for all decisions with respect to its personnel, including but not limited to hiring, firing, disciplining, directing, training, setting and paying compensation, and providing any benefits, if any.

19.    CONFORMITY TO LAW AND POLICY.

19.1  FoxBarry, UCANN, their employees, agents, successors, and designees shall at all times conduct their operations in conformity with the Tribe’s Medical Marijuana Program Ordinance, the associated rules and regulations, local laws, or such other tribal law that has jurisdiction.

19.2  FoxBarry undertakes and agrees to obtain and maintain and keep in full force and effect all applicable permits, certificates, registrations, and licenses at its own expense during the Term of this Agreement.

19.3  FoxBarry shall pay all federal, state and local taxes due on or by reason of the manufacture, distribution or sale of the Authorized Products.

20.    NONASSIGNABILITY.  This Agreement is personal to the Parties.  Neither this Agreement nor any of either Party’s rights hereunder shall be sold, transferred or assigned by without prior written approval.  No rights shall be vested by operation of law or otherwise in any assignee, receiver, liquidator, trustee or other party.

21.    ENTIRE AGREEMENT.  This Agreement or any renewal, including appendices and exhibits, constitute the entire agreement and understanding between the Parties and cancels, terminates, and supersedes any prior agreement or understanding, written or oral, relating to the subject matter hereof between FoxBarry and UCANN, except for the Product Development Agreement (see Schedule X) being signed contemporaneously with this Agreement and any renewals thereof.  There are no representations, promises, agreements, warranties, covenants or understandings other than those contained herein.  None of the provisions of this Agreement may be waived or modified, except expressly in writing signed by both parties.  However, failure of either party to require the performance of any term in this Agreement or the waiver by either party of any breach shall not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.  The Parties agree that this document will be executed before all items to be included in the exhibits are complete.  The Parties shall endeavor to complete all items in the exhibits within 30 days of the execution date of this agreement.

22.    PRESS RELEASE, ETC.  Except as otherwise expressly provided by this Agreement FoxBarry may not publicize UCANN’s name, logos, Official Label, and/or trademarks, FoxBarry’ s selection of UCANN ’s services or the existence and nature of this Agreement unless expressly agreed to in writing by UCANN.  The Parties agree to work together on all press releases related to the timing, nature and inclusion of information.

23.    TERM AND RENEWAL.  This Agreement shall continue in full force and effect for five (5) years from the Effective Date unless otherwise terminated by operation of law.  This Agreement shall renew automatically for successive five (5) year terms at the end of the Term, so that the ultimate term can extend to a total of twenty (20) years.  In the event that FoxBarry shall continue in the Enterprise with the Tribe, and choose not to continue with the licensing and production of UCANN’s branded medical marijuana and medical marijuana infused products, against the will and desires of UCANN for a period of less than twenty (20) years, UCANN shall be entitled to a buy-out of the renewal of this agreement.  UCANN shall not be entitled to the buy-out in the event it is in default of any of the terms of this agreement.  The buy-out shall be calculated at 6 times the one year average of the gross Royalty Payments received by UCANN.  Terms of the buy-out shall be negotiated between the parties in good faith.

24.    TERRITORY.  The license granted by UCANN to FoxBarry under this Agreement shall be restricted to the State of California.

25.    MISCELLANEOUS.  The failure of either party to exercise, in any respect, any right provided for herein shall not be deemed a waiver of any further rights hereunder.  The Parties agree that this Agreement contains provisions that affect the Parties legal rights and both parties have had the opportunity to consult legal counsel.

26.    ARBITRATION, GOVERNING LAW AND VENUE.  The Parties agree that, in the event of a dispute between the Parties, FoxBarry and UCANN shall use their best efforts to resolve that dispute in an informal fashion through consultation and communication, or other forms of non-binding alternative dispute resolution mutually acceptable to the Parties but is limited to the enforcement of the terms of this agreement only.  The Parties agree that, in the event such measures fail to resolve the dispute, they shall refer it for resolution to an entity agreed to mutually by the Parties.  As a last resort, one or both of the Parties may file suit seeking a judicial resolution.  The forum shall be the United States, Eastern District Court of California.

27.    SEVERABILITY.  The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate the entire Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

28.    NOTICES.  Notices under this agreement shall be sent to:

For FoxBarry Farms, LLC:

FoxBarry Farms, LLC Attn: Barry J.  Brautman

3500 West 75th Street, Suite 200

Prairie Village, Kansas 66208

For UNITED CANNABIS COPORATION:

United Cannabis Corp.

1600 Broadway

Suite 1600

Denver, CO 80202

29.    COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURES INCLUDED ON THE FOLLOWING PAGE:

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives with the intent that it be effective as of the Effective Date.

By:  /s/ Chadwick Ruby

By: /s/ Barry J. Brautman

Name:    Chadwick Ruby

Name:  Barry J. Brautman

Title:  c.o.o./United Cannabis Corporation

Title:  President

Date:    12/28/2014

Date:  12/28/2014

SCHEDULE A  OFFICIAL LABEL

SCHEDULE B  TRADEMARKS

SCHEDULE C  AUTHORIZED BRANDS

SCHEDULE D  AUTHORIZED PRODUCTS

SCHEDULE E  INTELLECTUAL PROPERTY

SCHEDULE F  CONSULTING RATES